Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Tuesday, March 2, 2010
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE PAPER AND PACKAGING CORPORATION REPORTS
FOURTH QUARTER AND YEAR END 2009 RESULTS

Fourth Quarter Cash Flows from Operations Generate $77 Million

NORTHBROOK, IL — March 2, 2010 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone” or the “Company”) today reported results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter ended December 31, 2009:

•                  Net income of $25.4 million, up $23.5 million versus prior year

•                  Cash flows from operations of $77.4 million, up $58.1 million versus prior year

•                  Alternative fuel mixture tax credit of $56.5 million

•                  Diluted EPS of $0.55, up $0.48 per share versus prior year

•                  Net debt (total debt less cash) reduced by $67.0 million in the quarter

For the year ended December 31, 2009:

•                  Net income of $80.3 million, up $60.6 million versus prior year

•                  Cash flows from operations of $201.2 million, up $153.9 million versus prior year

•                  Alternative fuel mixture tax credit of $164.0 million

•                  Diluted EPS of $2.29, up $1.72 per share versus prior year

•                  Net debt (total debt less cash) reduced by $286.4 million in the year

Roger W. Stone, chairman and chief executive officer, stated, “Despite some very difficult conditions due to weak demand, especially in the first half of the year, and steep declines in pricing, KapStone prospered in 2009 overcoming the challenges with quick and effective actions. Cash flows from operations enhanced by $165 million received from the alternative fuel mixture tax credits enabled us to slash our debt from over $470 million just eighteen months ago to $152 million by year end, and KapStone now has a  strong balance sheet with a debt to capitalization ratio of 30%.”

“In the first half of the year, we took significant downtime due to the lack of orders.  We reached out to new customers, and demand in our markets gradually improved enabling us to achieve operating rates in the high 90% range for the last half of the year.  The dynamics created from both increasing demand coupled with industry capacity reductions have positioned KapStone to be able to successfully achieve price recovery in our linerboard and kraft paper product lines.   Late in the fourth quarter, we successfully implemented a $20 per ton price increase for kraft paper, followed by an additional $20 per ton increase in January 2010. Export linerboard prices began gradually increasing in the fourth quarter and that trend is continuing.  A $50 per ton price increase for domestic linerboard was implemented in January 2010. On February 25, 2010, the Company announced a $60 per ton price increase effective April 1, 2010 on our kraft paper and domestic linerboard products.”

Fourth Quarter Operating Highlights

The Company’s annual planned maintenance outage at the Roanoke Rapids mill took place in the fourth quarter 2009 versus the third quarter in 2008 and this impacts comparisons to the prior year’s quarter.  In 2009, the nine day mill outage reduced production at Roanoke Rapids by approximately 10,000 tons, and lowered operating income by approximately $6.0 million.  In addition, during the first week of December 2009, the Charleston mill experienced operating inefficiencies during its migration to a new enterprise resource planning (ERP) system implemented to replace transition support services provided by MeadWestvaco Corporation (“MWV”). During the migration, production was reduced by approximately 6,000 tons reducing operating income by approximately $1.5 million. The mill is back to running at normal operating rates. Due to the ERP migration, EBITDA in 2010 will improve by over $3 million as the Company will no longer be paying fees to MWV for transition support.

Unit sales volume increased during the fourth quarter of 2009 compared to 2008 by over 15 percent. However, consolidated net sales decreased $16.5 million to $165.1 million compared to $181.6 million from the same quarter a year ago. Lower selling prices and less favorable product mix on a higher percentage of export linerboard sales reduced revenues by $39.6 million. The sale of the dunnage bag business in March 2009 accounted for $7.3 million of the change.

Operating income of $45.3 million for the 2009 fourth quarter increased by $33.6 million, or 289 percent, compared to the 2008 quarter due to $56.5 million of alternative fuel mixture tax credits, $12.3 million from higher sales volume, $7.3 million from lower costs on materials, energy and transportation and $2.0 million of lower bad debt expense, partially offset by $37.1 million of lower average selling prices and unfavorable mix, $6.0 million due to a change in the timing of the annual cold mill outage from the third quarter in 2008 to the fourth quarter in 2009, $1.5 million from the ERP start up inefficiencies, and $1.8 million for the restoration of certain benefits for salaried employees that had been temporarily curtailed in the beginning of the year.

Included in the 2009 and 2008 fourth quarters’ operating results are charges of $2.4 million and $2.1 million, respectively, for the amortization of an intangible asset relating to an acquired coal contract with favorable prices valued at $14.1 million at the date of the Charleston acquisition.  The coal contract and related amortization ended on December 31, 2009.

Interest expense of $3.1 million for the fourth quarter of 2009 decreased by $5.4 million over the comparable quarter in 2008 and reflected the impact of over $288 million of debt repayments and lower interest rates since a year ago.  In the 2009 fourth quarter, the Company incurred approximately $1.8 million of non-cash amortization charges related to debt issuance costs which included a charge of approximately $1.2 million for the acceleration of the amortization associated with the fourth quarter debt repayments.

The effective tax rate for the 2009 quarter was 40.1 percent compared to 33.6 percent for the 2008 fourth quarter.  The full year tax rate was 39.4 percent in 2009 compared to 38.8 percent for 2008.

Cash Flow and Working Capital

Cash flow for the 2009 fourth quarter reflects $77.4 million provided by operating activities, $10.5 million used in investing activities and $67.6 million used in financing activities. Since the Charleston acquisition, the Company has reduced its debt by approximately $320 million for a 68 percent reduction, bringing the total debt outstanding as of December 31, 2009 to $152.3 million.

Capital expenditures for the year ended December 31, 2009 were $29.2 million, including $8.1 million for upgrading the ERP system and migrating the Charleston operations.

The Company was in compliance with all debt covenants at December 31, 2009.   Due to the significant debt reduction and the high EBITDA generated over the past year, the Company’s debt to EBITDA ratio is 0.84 to 1 at December 31, 2009 compared to 3.67 to 1 at December 31, 2008.  The improved ratio has allowed the Company to pay a significantly lower interest rate on the majority of its debt which was 1.73 percent at December 31, 2009 as compared to 6.1 percent at December 31, 2008.

On March 31, 2009, KapStone received approval from the IRS for its registration as an alternative fuel mixer, which provides a refund of $0.50 per gallon of alternative fuel used in KapStone’s pulp making process.  KapStone submitted refund claims totaling $178.3 million based on fuel usage from mid-January 2009 through December 31, 2009. The pre-tax impact of the alternative fuel mixture tax credit is included in cost of sales in the consolidated financial statements in the amounts of $56.5 million and $164.0 million for the three and twelve months ended December 31, 2009, respectively. Approximately $14.3 million of the credit is included in the consolidated balance sheet as a reduction to finished goods inventory at December 31, 2009, based on the amount of production for the period in accordance with the Company’s first-in, first-out accounting policy. The alternative fuel mixture tax credit expired on December 31, 2009.

For income tax purposes, the Company has taken the position that the alternative fuel mixture tax credit is not taxable as it is similar to an excise tax refund. Since the IRS has issued no specific guidance in this area, the Company has recorded a $43 million liability for an unrecognized tax benefit.

For 2010, the Company is evaluating if it qualifies for a $1.01 per gallon tax credit for cellulosic biofuel producers under Section 40(b)(6) of the Internal Revenue Code.  The Company’s registration, which was filed in December, is being reviewed by the Internal Revenue Service (“IRS”).  Legislation regarding potential credits for the paper industry is currently in a state of flux, and at this point, it is not possible for the Company to estimate the potential benefits, if any.

At December 31, 2009, the Company had working capital of $55.6 million compared to $63.9 million at December 31, 2008.

Conclusion

In summary, Stone commented, “2009 turned out to be a great year for KapStone despite the very difficult economic conditions. For 2010, our key challenges will be to recapture our pricing, improve our product mix, and focus on growth opportunities for KapStone.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, March 3, 2010 to discuss the Company’s financial results for the 2009 year and fourth quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.659.1966

International: 617.614.2711

Participant Pass code: 84031459

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to International Paper Company.  Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate Charleston’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) the ability to pay the Company’s debt obligations;  (7) the ability to carry out the Company’s strategic initiatives and manage associated costs; (8) the ability to successfully manage the ERP migration at the Charleston mill; and (9) the tax impact of the federal incentive program for alternative fuel mixtures and the Company’s qualification for the credit for cellulosic biofuel producers.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

($ in thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2009	2008	%	2009	2008	%
Net sales	$165,066	$181,587	-9.1%	$632,478	$524,549	20.6%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	83,438	129,040	35.3%	355,088	362,462	2.0%
Freight and distribution	14,640	16,674	12.2%	57,395	50,154	-14.4%
Selling, general and administrative expenses	8,085	11,160	27.6%	31,377	30,411	-3.2%
Depreciation and amortization	13,906	13,302	-4.5%	54,667	31,683	-72.5%
Gain on sale of business	—	—	n/a	16,417	—	n/a
Other operating income	261	228	14.5%	994	817	21.7%
Operating income	45,258	11,639	288.8%	151,362	50,656	198.8%

Foreign exchange gain /(loss)	171	(380)	n/a	219	(987)	n/a
Interest income	11	36	-69.4%	12	927	-98.7%
Interest expense	1,309	7,627	82.8%	13,196	16,442	19.7%
Amortization of debt issuance costs	1,770	837	-111.5%	5,980	2,007	-198.0%
Income before provision for income taxes	42,361	2,831	1396.3%	132,417	32,147	311.9%
Provision for income taxes	16,977	952	-1683.3%	52,137	12,482	-317.7%

Net income	$25,384	$1,879	1250.9%	$80,280	$19,665	308.2%

Earnings per share:
Basic	$0.56	$0.07		$2.32	$0.74
Diluted	$0.55	$0.07		$2.29	$0.57

Weighted-average number of shares outstanding:
Basic	45,414,156	28,370,248		34,675,804	26,486,924
Diluted	46,203,677	28,533,584		35,067,923	34,455,816

Effective tax rate	40.1%	33.6%		39.4%	38.8%

			Fav / (Unfav)			Fav / (Unfav)
OPERATING SEGMENT DATA	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
($ In thousands)	2009	2008	%	2009	2008	%
Net sales
Unbleached kraft	$165,066	$175,358	-5.9%	$626,450	$495,864	26.3%
Dunnage bags	—	7,338	-100.0%	6,927	33,041	-79.0%
Intersegment sales elimination	—	(1,109)	-100.0%	(899)	(4,356)	79.4%
Total net sales	$165,066	$181,587	-9.1%	$632,478	$524,549	20.6%

Operating income
Unbleached kraft	$50,659	$16,784	201.8%	$155,904	$66,871	133.1%
Dunnage bags	—	1,039	-100.0%	748	5,248	-85.7%
Gain on sale of dunnage bag business	—	—	n/a	16,417	—	n/a
Corporate	(5,401)	(6,184)	12.7%	(21,707)	(21,463)	-1.1%
Total operating income	$45,258	$11,639	288.8%	$151,362	$50,656	198.8%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

($ in thousands)

	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,440	$4,165
Trade accounts receivable, net of allowances of $1,217 in 2009 and $2,421 in 2008	58,408	71,489
Other receivables	16,487	6,207
Inventories	61,377	89,692
Refundable and prepaid income taxes	13,757	14,145
Prepaid expenses and other current assets	1,690	1,748
Restricted cash	2,500	—
Deferred income taxes	5,604	3,363
Total current assets	162,263	190,809

Plant, property and equipment, net	470,278	483,780
Other assets	1,414	882
Intangible assets, net	26,198	45,195
Goodwill	5,449	6,524
Total assets	$665,602	$727,190

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and notes	$18,630	$40,556
Revolver	7,400	—
Accounts payable	52,147	42,214
Accrued expenses	20,800	30,462
Accrued compensation costs	7,719	13,646
Total current liabilities	106,696	126,878

Long-term debt and notes, less current portion	121,031	389,374
Pension and post retirement benefits	5,949	8,355
Deferred income taxes	38,577	15,951
Other liabilities	44,559	5,865
Total other liabilities	210,116	419,545

Stockholders’ equity:
Common stock $.0001 par value	5	3
Additional paid-in capital	219,828	132,206
Retained earnings	129,046	48,766
Accumulated other comprehensive loss	(89)	(208)
Total stockholders’ equity	348,790	180,767
Total liabilities and stockholders’ equity	$665,602	$727,190

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Operating activities:
Net income	$25,384	$1,879	$80,280	$19,665
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,906	13,302	54,667	31,683
Stock based compensation expense	691	565	2,377	1,754
Amortization of debt issuance costs	1,770	837	5,980	2,007
Loss on disposal of assets	44	299	800	299
Deferred income taxes	5,709	3,645	19,459	16,644
Gain on sale of business	—	—	(16,417)	—
Changes in operating assets and liabilities	29,941	(1,179)	54,089	(24,700)
Total cash provided by operating activities	$77,445	$19,348	$201,235	$47,352

Investing activities:
CKD acquisition	$—	$3,052	$1,000	$(467,399)
KPB acquisition earn-out due to sale of dunnage bag business	—	—	(3,977)	—
Proceeds from sale of business	—	—	34,898	—
Restricted cash	—	—	(2,500)	—
Capital expenditures	(10,509)	(10,456)	(29,165)	(23,170)
Total cash (used in) / provided by investing activities	$(10,509)	$(7,404)	$256	$(490,569)

Financing activities:
Proceeds from revolving credit facility	$15,700	$6,700	$80,000	$78,500
Repayments on revolving credit facility	(8,300)	(49,100)	(85,000)	(66,100)
Proceeds from long-term debt and notes	—	—	—	455,000
Repayments of long-term debt and notes	(75,000)	(7,557)	(283,093)	(79,510)
Proceeds from exercises of warrants into common stock	—	304	85,217	15,450
Proceeds from exercises of stock options	30	—	30	—
Debt issuance costs paid	—	—	(370)	(12,593)
Total cash (used in) / provided by financing activities	$(67,570)	$(49,653)	$(203,216)	$390,747

Net increase / (decrease) in cash and cash equivalents	(634)	(37,709)	(1,725)	(52,470)
Cash and cash equivalents-beginning of period	3,074	41,874	4,165	56,635
Cash and cash equivalents-end of period	$2,440	$4,165	$2,440	$4,165

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$25,384	$1,879	$80,280	$19,665
Interest income	(11)	(36)	(12)	(927)
Interest expense	1,309	7,627	13,196	16,442
Amortization of debt issuance costs	1,770	837	5,980	2,007
Provision for income taxes	16,977	952	52,137	12,482
Depreciation and amortization	13,906	13,302	54,667	31,683
EBITDA (Non-GAAP)	$59,335	$24,561	$206,248	$81,352

Alternative fuel mixture tax credits	(56,534)	—	(163,998)	—
Annual planned maintenance outage	5,944	—	—	—
Unplanned downtime	1,500	—	3,305	—
Restoration of benefits	1,805	—	—	—
Dunnage bag business	—	(1,039)	(17,165)	(5,248)
Stock based compensation expense	691	565	2,377	1,754
CKD acquisition start up expenses	—	755	—	3,116
Adjusted EBITDA (Non-GAAP)	$12,741	$24,842	$30,767	$80,974

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$25,384	$1,879	$80,280	$19,665
Alternative fuel mixture tax credits	(33,877)	—	(99,427)	—
Annual planned maintenance outage	3,562	—	—	—
Amortization of acquired coal contract with favorable prices	1,460	1,363	5,907	2,753
Accelerated amortization of debt issuance costs	676	—	1,830	—
Unplanned downtime	899	—	2,004	—
Restoration of benefits	1,082	—	—	—
Dunnage bag business	—	(690)	(10,407)	(3,210)
Stock based compensation expense	414	375	1,441	1,073
Provision for income taxes adjustment	570	—	—	—
CKD acquisition start up expenses	—	501	—	1,906
Adjusted Net Income (Non-GAAP)	$169	$3,428	$(18,371)	$22,187

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.56	$0.07	$2.32	$0.74
Alternative fuel mixture tax credits	(0.75)	—	(2.87)	—
Annual planned maintenance outage	0.08	—	—	—
Amortization of acquired coal contract with favorable prices	0.03	0.05	0.17	0.10
Accelerated amortization of debt issuance costs	0.01	—	0.05	—
Unplanned downtime	0.02	—	0.06	—
Restoration of benefits	0.02	—	—	—
Dunnage bag business	—	(0.02)	(0.30)	(0.12)
Stock based compensation expense	0.01	0.01	0.04	0.04
Provision for income taxes adjustment	0.01	—	—	—
CKD acquisition start up expenses	—	0.02	—	0.07
Adjusted Basic EPS (Non-GAAP)	$(0.01)	$0.13	$(0.53)	$0.83

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.55	$0.07	$2.29	$0.57
Alternative fuel mixture tax credits	(0.73)	—	(2.84)	—
Annual planned maintenance outage	0.08	—	—	—
Amortization of acquired coal contract with favorable prices	0.03	0.05	0.17	0.08
Accelerated amortization of debt issuance costs	0.01	—	0.05	—
Unplanned downtime	0.02	—	0.06	—
Restoration of benefits	0.02	—	—	—
Dunnage bag business	—	(0.02)	(0.30)	(0.09)
Stock based compensation expense	0.01	0.01	0.04	0.03
Provision for income taxes adjustment	0.01	—	—	—
CKD acquisition start up expenses	—	0.02	—	0.06
Adjusted Diluted EPS (Non-GAAP)	$—	$0.13	$(0.53)	$0.65